                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Pharmhouse Corp.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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         Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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
                                PHARMHOUSE CORP.
                                  860 Broadway
                            New York, New York 10003


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 16, 1996

PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of PHARMHOUSE CORP., a New York corporation (the "Corporation"), will be held at 1177 Avenue of the Americas, 2nd Floor, New York City, at 10:00a.m., New York time, on July 16, 1996 for the following purposes:

1. To elect eight directors to hold office until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

2. To ratify the appointment of Price Waterhouse LLP to serve as independent accountants of the Corporation for the current year.

3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on June 17, 1996 as the record date for the determination of shareholders of the Corporation entitled to notice of and to vote at the Meeting.

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, BUT DESIRE YOUR COMMON SHARES TO BE VOTED, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

                                      By Order of the Board of Directors
                                               Marcie B. Davis,
                                                     Secretary

New York, New York
Dated:  June 21, 1996

                                PHARMHOUSE CORP.
                                  860 Broadway
                            New York, New York 10003

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Pharmhouse Corp. (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation to be held on July 16, 1996 (the "Meeting") at 1177 Avenue of the Americas, 2nd Floor, New York City, at 10:00a.m. New York time, and any adjournments thereof. Shareholders of record as of the close of business on June 17, 1996 will be entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of that date, there were 2,231,140 Common Shares, par value $.01 per share ("Common Shares"), issued and outstanding and entitled to vote. Each such Common Share is entitled to one vote on any matter presented to the Meeting.

If Proxies in the accompanying form are properly executed and returned, unless contrary instructions are indicated thereon, the Common Shares represented thereby will be voted as follows: (i) for the election of the eight nominees named below as directors; (ii) for the ratification of the appointment of Price Waterhouse LLP as the Corporation's independent accountants for the current fiscal year; and (iii) in the discretion of the persons named in the enclosed form of Proxy on any other proposals to properly come before the Meeting or any adjournments thereof. Any shareholder who has given a Proxy may revoke it by written notice addressed to and received by the Secretary of the Corporation prior to its exercise, or by submitting a duly executed Proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a Proxy does not revoke the prior grant of a Proxy.

The presence in person or by proxy of a majority of the outstanding Common Shares entitled to vote at the Meeting will be necessary to constitute a quorum. Directors shall be elected by a plurality of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting. Ratification of the Corporation's independent accountants requires the affirmative vote of a majority of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting.

Information with respect to beneficial ownership of Common Shares by directors and officers of the Corporation is set forth under the captions "Principal Shareholders" and "Security Ownership of Management."

The approximate date of mailing of this Proxy Statement is expected to be June 21, 1996.

MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Eight directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified. It is the intention of the persons named in the enclosed form of Proxy to vote the Common Shares represented thereby for the election as directors of the persons named in the table below unless otherwise specified in the Proxy. In the event that any of the nominees named below should become unavailable or unable to serve as a director, it is intended that the persons named in the Proxy will vote for the election, in his or her place and stead, of any substitute nominee who shall be designated by the Board. The Board has no reason to believe that it will be necessary to designate any substitute nominees.

The following table contains information regarding all nominees for election as directors of the corporation.


                                              Other Positions With The
                                                Corporation; Principal
                                          Occupation(s) or Employment During        Person Served as a Director
             Name/Age (1)                          Past Five Years                      of the Corporation
- --------------------------------------------------------------------------------------------------------------------
          Manfred Brecker /69            Chairman of the Board of the                       Since 1968
                                         Corporation since 1983; Chief
                                         Executive Officer from 1983 to
                                         1989; President and Chief Operating
                                         Officer of the Corporation from
                                         1971 until 1983. (2)

          Kenneth A. Davis/46            President, Chief Executive Officer                 Since 1979
                                         and Chief Operating Officer of the
                                         Corporation since January 1990;
                                         President and Chief Operating
                                         Officer from 1983 to December 1989;
                                         from 1980 to 1983, Vice-President
                                         of the Corporation;  an employee of
                                         the Corporation since 1979.(2)

           Joseph Keller/50              Senior Vice President -                            Since 1991
                                         Administration and Operations since
                                         May 1995; Senior Vice President -
                                         Operations since 1985;  Vice
                                         President from September 1984 to
                                         September 1985; an employee of the
                                         Corporation since 1963.

          Raymond L. Steele/61           Retired.  From August 1990 until                   Since 1991
                                         September 1993, Executive Vice
                                         President of Pacholder Associates,
                                         Inc. Cincinnati, Ohio; prior
                                         thereto, Executive Advisor at The
                                         Nickert Group from 1989 through
                                         1990; Vice President, Trust Officer
                                         and Chief Investment Officer of The
                                         Provident Bank, Cincinnati, Ohio,
                                         from 1984 through 1988.

                                              Other Positions With The
                                                Corporation; Principal
                                          Occupation(s) or Employment During        Person Served as a Director
             Name/Age (1)                          Past Five Years                      of the Corporation
- --------------------------------------------------------------------------------------------------------------------

          Marcie B. Davis/43             Executive Vice President/ Secretary                Since 1995
                                         & Treasurer Senior Vice President -
                                         Finance from 1991 to October 1995;
                                         Chief Financial Officer from January
                                         1995 to October 1995; Secretary of the
                                         Corporation since 1990, Treasurer since
                                         1988 and Vice President since 1984; an
                                         employee of the Corporation since 1971.
                                         (2)

            Melvin Katz/64               Partner, law firm of Maloney,                      Since 1972
                                         Gerra, Mehlman & Katz since April
                                         1994; prior thereto, practicing
                                         attorney in New York City for more
                                         than 35 years and served as a
                                         partner in various firms.

            Peter Gerard/49              Managing Director of Rauscher                      Since 1995
                                         Pierce & Clark, Inc., a London
                                         based investment banking firm,
                                         resident in Dallas, Texas, since
                                         July 1995; Managing Partner of
                                         Llama Associates, a provider of
                                         mezzanine and bridge financing
                                         since 1990; Chairman and Chief
                                         Executive Officer of Spinnaker
                                         Partners, Westbrook Hospitality
                                         Corporation and affiliates since
                                         1984; prior to 1984, Senior Vice
                                         President - Corporate Finance of
                                         Schneider Bernet & Hickman, an
                                         investment banking and brokerage
                                         organization.

          Michael A. Feder/44            Managing Director in the Investment                Since 1995
                                         Banking Department of CS First
                                         Boston, an international investment
                                         banking firm with which Mr. Feder
                                         has been associated in the areas of
                                         investment banking and capital
                                         markets since 1980; prior thereto,
                                         a Vice President of the Chase
                                         Manhattan Bank.

          -----------------------------
         (1)  As of May 30, 1996

         (2) Mr. Davis is the son-in-law of Mr. Brecker. Ms. Davis is the daughter of Mr. Brecker and the wife of Mr. Davis.


         MEETINGS OF THE BOARD AND COMMITTEES

         The Board held four meetings during the Corporation's fiscal year ended February 3, 1996. During such fiscal year, each of the incumbent directors attended at least 75% of the sum of (a) the total number of meetings held by the Board during the period in which he was a director and (b) the total number of meetings held by the respective committees on which he served.

         The Board has an Audit Committee and a Compensation Committee. The Board has no standing Nominating Committee.

         The Audit Committee, currently consisting of Messrs. Katz, Gerard and Steele, oversees the Corporation's accounting and internal control systems and the annual audit of the Corporation's financial books and records. The Audit Committee has held two meetings since January 28, 1995.

         The Compensation Committee was established on October 26, 1995 and currently consists of Messrs. Katz, Steele and Feder. The Compensation Committee reviews and approves compensation arrangements for principal executive officers of the Corporation, including the Chief Executive Officer, and administers each of the Corporation's Stock Option Plans. Since the creation of the Compensation Committee, the Board of Directors has dissolved its 1991 Incentive Stock Option Plan Committee and its 1991 Non-Qualified Stock Option Plan Committee.

         PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information, as of June 14, 1996 with respect to holdings of the Corporation's Common Shares by each person known by the Corporation to be the beneficial owner of more than 5% of the total number of Common Shares outstanding as of that date. Each beneficial owner has sole voting and investment power with respect to the Common Shares set forth opposite his or her name in the following table, except as otherwise disclosed in the footnotes to the table.

Name and Address of                     Amount and Nature of
Beneficial Owner                        Beneficial Ownership                   Percent of Class *
- ---------------------------------------------------------------------------------------------------------------------
Anne Brecker                                         562,139(1)                         25.2%
860 Broadway
New York, New York  10003

Rosenthal & Rosenthal                                209,195(2)                          8.6%
1370 Broadway
New York, New York 10018

Kenneth A. Davis                                     387,381(3)                         14.9%
860 Broadway
New York, New York 10003

Marcie B. Davis                                      132,472(4)                         5.6%
860 Broadway
New York, New York  10003

Wisdom Tree Associates, L.P.                         176,000(5)                         7.9%
1633 Broadway
New York, New York 10019

         ------------------------
         *Calculation based upon 2,231,140 Common Shares outstanding as of June 14, 1996. As of such date, to the best of the Corporation's knowledge, no amendment to Schedule 13D and to the Forms 4 relied upon in preparing the above table reflecting a change in beneficial ownership of the Common Shares had been filed with the Securities and Exchange Commission. The Corporation is not aware, and has no reason to believe, that the information contained in such filings is not complete and accurate or that a statement or amendment should have been filed and was not as of the date hereof. However, changes in beneficial ownership of which the Corporation is unaware may have occurred which have not been reported.

         (1) Includes 556,343 shares owned by Mrs. Brecker and 5,796 shares held by trusts, of which she is the trustee, for the benefit of her children. Mrs. Brecker disclaims beneficial ownership of the shares held by such trusts. Does not include 1,281 shares beneficially owned by Mrs. Brecker's husband,

         Manfred Brecker, the Chairman of the Board of the Corporation, with respect to which Mrs. Brecker disclaims beneficial ownership.

         (2) Consists of shares beneficially owned by Rosenthal &
         Rosenthal, Inc. ("Rosenthal") which Rosenthal has the right to acquire pursuant to currently exercisable warrants.

         (3) Includes 54,414 shares subject to options granted to Mr. Davis pursuant to the Corporation's 1991 Incentive Stock Option Plan (the "Incentive Option Plan") and 153,663 shares subject to options granted pursuant to Corporation's 1991 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), all of which are exercisable within 60 days. Does not include 132,472 shares beneficially owned by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of the shares held by his wife.

         (4) Includes 17,379 shares subject to options granted to Ms. Davis pursuant to the Incentive Plan and 42, 299 shares subject to options granted to Ms. Davis pursuant to the Non-Qualified Plan, all of which are exercisable within 60 days. Does not include 387,381 shares beneficially owned by Ms. Davis' husband. Ms. Davis disclaims beneficial ownership of the shares held by her husband.

         (5) Wisdom Tree Capital Management Inc. (the "General Partner"), the general partner of Wisdom Tree Associates, L.P. ( "Wisdom Tree"), and Jonathan Steinberg, Chairman, Chief Executive Officer and Treasurer of the General Partner and co-manager of Wisdom Tree, may also be deemed to be beneficial owners of the Common Shares of the Corporation owned by Wisdom Tree. Each of Wisdom Tree, the General
         Partner and Mr. Steinberg shares voting and dispositive power with respect to such shares with Russell Amuth, a Vice President of the General Partner and co-manager of Wisdom Tree.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information as of June 14, 1996 with respect to holdings of the Corporation's Common Shares beneficially owned by each of the Corporation's directors, nominees for director and named executive officers and by all officers and directors of the Corporation as a group.

Name and Address of                     Amount and Nature of
Beneficial Owner                        Beneficial Ownership                   Percent of Class*
- ---------------------------------------------------------------------------------------------------------
Manfred Brecker                                     1,281(1)                                  *

Kenneth A. Davis                                  387,381(2)                               14.8%

Joseph Keller                                     116,153(3)                                4.9%

Marcie B. Davis                                   132,472(4)                                5.6%

Gerald Katz                                        45,000(5)                                2.0%

Melvin Katz                                         2,960                                     *

Michael A. Feder                                    2,500                                     *

Peter Gerard                                        2,500                                     *

Raymond L. Steele                                   3,880                                     *

Officers and directors as a group                 782,560(6)                               26.0%
(consisting of 14 persons)

         *Less than 1%
- -----------------------

         (1) Does not include 556,343 shares owned by Mr. Brecker's wife, Anne Brecker, or 5,796 shares held by trusts for the benefit of Mr. Brecker's adult children, of which his wife is the trustee, as to which Mr. Brecker disclaims beneficial ownership.

         (2) Includes 54,414 shares subject to options granted pursuant to the Corporation's Incentive Option Plan and 153,663 granted pursuant to the Corporation's Non-Qualified Plan, all of which are exercisable within 60 days. Does not include 132,472 shares beneficially owned by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of the shares held by his wife.

         (3) Includes 26,000 shares subject to options granted to Mr. Keller under the Incentive Option Plan and 12,874 granted under the Non-Qualified Plan, all of which are exercisable within 60 days.

         (4) Includes 17,379 shares subject to options granted to Ms. Davis pursuant to the Incentive Option Plan and 42,299 shares subject to options granted to Ms. Davis pursuant to the Non-Qualified Plan, all of which are exercisable within 60 days. Does not include 387,381 shares beneficially owned by Ms. Davis' husband. Ms. Davis disclaims beneficial ownership of the shares held by her husband.

         (5) Such shares were purchased by Mr. Katz in March 1996 for a de minimis purchase price in connection with his employment by the Corporation. Such shares are subject to vesting and forfeiture by Mr. Katz in the event his employment is terminated prior to the vesting thereof.

         (6) Includes and aggregate of 121,242 shares subject to options granted under the Incentive Option Plan and 218,583 granted under the Non-Qualified Plan, all of which are exercisable within 60 days.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

         At its Annual Meeting of the Board held on October 26, 1995, the Board appointed a Compensation Committee comprised of independent, non-employee directors of the Corporation. The Compensation Committee reviews and approves compensation arrangements for principal executive officers of the Corporation, including the Chief Executive Officer, and administers each of the Corporation's Stock Option Plans.

         Prior to the appointment by the Board of the Compensation Committee, determinations with respect to the levels and categories of executive compensation were made by the Board based upon various objectives, including the following:

                  (1) To pay sufficient compensation to attract, retain and
                      motivate competent executive officers, subject, however, to the limitations imposed by the Corporation's limited cash resources;

                  (2) To attempt to relate executive compensation to individual and company-wide performance and improvement in the future results of operations of the Corporation; and

                  (3) To more directly relate executives' financial interests to the interests of shareholders by tying a significant aspect of such executives' compensation to increases in the market value of the Corporation's outstanding Common Shares through such means as restricted stock awards and/or stock options.

         The Compensation Committee is continuing to implement executive compensation policies based on the foregoing objectives.

COMPENSATION FOR LAST FISCAL YEAR

All determinations with respect to cash compensation payable to the executive officers during the Corporation's last fiscal year were made by the Board.

At the commencement of the last fiscal year, the Board determined not to increase the cash compensation payable to the Corporation's executive officers, including its Chief Executive Officer, from the amounts of such compensation paid to such executive officers during Fiscal 1995 which, as indicated in the "Summary Compensation Table" under "Executive Compensation" elsewhere in this Proxy Statement, were significantly less than the cash compensation paid to such executive officers in Fiscal 1994. This determination was based upon the Corporation's continuing losses from operations during Fiscal 1995 and its need to conserve its cash resources.(1)

In July 1995, in light of the Corporation's completion of The Rx Place acquisition, the Board determined to re-evaluate the compensation payable to the Corporation's senior executives. In making its determination, the Board considered a variety of factors, including the significant increase in the size and complexity of the Corporation's discount drug store business resulting from The Rx Place acquisition.

Based upon those considerations, the following changes in executive compensation were approved by the Board:

         1. Employment Agreements were entered into with Messrs. Brecker and Davis pursuant to which their base annual salaries were restored to $175,000 and $225,000, respectively, subject to additional increases, bonuses and other incentive based compensation as described under "Agreements with Executive Officers" in this Proxy Statement.

         2. Five officers were paid one-time bonuses aggregating $45,000 in consideration of their considerable efforts and the results achieved in completing The Rx Place acquisition.

         3. The Board approved a bonus program in principle pursuant to which a defined group of executives of the Corporation (other than the Chief Executive Officer) would be entitled to share in a bonus pool equal to 5% to 10% of the Corporation's pre-tax income in future fiscal years. Allocations of the bonus pool to individual executives would be made either pursuant to a formula to be incorporated in the plan or by the Compensation Committee based upon recommendations of the Chief Executive Officer (or through a combination of such methods). The Compensation Committee has not made any definitive recommendations to date with respect to establishing formulae for the determination of potential benefits under the proposed bonus plan, but intends to review with management several alternative approaches to fashioning a bonus plan appropriate for the Corporation's executives.

- -------------------------

(1) Notwithstanding such determination, upon commencement of the last fiscal year, the compensation of those executives who had participated in the Salary Reduction Plan for the three fiscal years ended January 28, 1995, other than Kenneth A. Davis, the Corporation's Chief Executive Officer, was restored to the level in effect prior to implementation of the Salary Reduction Plan. As noted elsewhere in this Proxy Statement, the compensation of Mr. Davis was restored subsequent to the consummation of The Rx Place acquisition to the level in effect prior to the effectiveness of the Salary Reduction Plan.

4. The Corporation's 1995 Stock Option Plan was adopted and approved by shareholders at the Corporation's Special Meeting (in lieu of Annual Meeting) of Shareholders held in October 1995, pursuant to which 500,000 Common Shares have been reserved for issuance to officers and key employees upon the exercise of stock options granted under such plan. See "Compensation For Current Fiscal Year" with respect to options granted in March 1996 to executive officers of the Corporation, including its Chief Executive Officer.

5. In late Fiscal 1996, the Board authorized the employment of Gerald Katz, the Corporation's Senior Vice President-Merchandising and General Merchandise Manager, pursuant to an employment agreement providing for annual cash compensation of $130,000 plus the issuance of 45,000 Common Shares (subject to vesting and forfeiture provisions) and the grant of incentive stock options (subject to vesting provisions) to purchase 30,000 Common Shares at fair market value on the date of their grant. In late Fiscal 1996, the Board also authorized the employment of Richard A. Davis, the Corporation's Senior Vice President-Finance and Chief Financial Officer, pursuant to an employment agreement providing for annual cash compensation of $110,000 plus the grant of incentive stock options (subject to vesting provisions) to purchase 50,000 Common Shares at fair market value on the date of their grant. Such options were granted to Messrs. Katz and Davis on March 6, 1996 at an exercise price of $3.1875 per share. The Board concluded that such arrangements reflected fair compensation for executives with experience and qualifications of both such persons.


COMPOSITION OF BOARD OF DIRECTORS DURING FISCAL 1996 AND COMPOSITION OF COMPENSATION COMMITTEE DURING CURRENT FISCAL YEAR

The determinations of executive officer compensation for the last fiscal year of the Corporation were made by the Corporation's Board whose members included Manfred Brecker, Chairman of the Board, Kenneth A. Davis, President and Chief Executive Officer, Joseph Keller, Senior Vice President-Administration and Operations and Melvin Katz, a member of a law firm which served as general counsel to the Corporation. Recommendations concerning such compensation and the grant of stock options to executive officers of the Corporation for the current fiscal year have been made by the Compensation Committee of the Board of Directors, whose members include Melvin Katz, a member of a law firm which serves as a general counsel to the Corporation. For further information see "Certain Relationships and Related Transactions" elsewhere in this Proxy Statement.

COMPENSATION OF EXECUTIVES FOR CURRENT FISCAL YEAR

During the current fiscal year, the Compensation Committee has taken the following actions with respect to executive compensation:

In February 1996, the Compensation Committee recommended to the Board the following increases in the annual cash compensation payable to the two following executive officers:

Name                         Prior Compensation       Increased Annual Compensation
- ---------------------------  -----------------------  -----------------------------
Marcie B. Davis(2)           $ 92,500                 $125,000

Joseph Keller                $100,000                 $120,000

The recommendation by the Compensation Committee to the Board with respect to the increase in Ms. Davis' compensation reflected the Committee's assessment of the substantial executive responsibilities borne by Ms. Davis in recent years and the important contribution which she has made to the Corporation's operations and financial management.

The recommendation of the Compensation Committee with respect to the increase in Mr. Keller's compensation reflected the fact that Mr. Keller had assumed additional administrative responsibilities in connection with the Corporation's operations and that the $20,000 increase in Mr. Keller's compensation restored only $20,000 of the $30,000 reduction in his annual base compensation from the amount he received in Fiscal 1994. See "Executive Compensation-Summary Compensation Table" elsewhere in this Proxy Statement.

The foregoing increases in the compensation of the above-named executive officers recommended by the Compensation Committee were subsequently approved by the Board.

GRANT OF STOCK OPTIONS

On March 6, 1996, the Compensation Committee authorized the grant of incentive stock options under its 1991 and 1995 Stock Option Plans to executive officers and key employees of the Corporation to purchase an aggregate of 534,000 Common Shares at an exercise price, except as noted below, of $3.1875 per share, which equalled the fair market vallue of the Common Shares on such date. Included in those options were the grant of options to purchase the following number of Common Shares to the following executives of the Corporation named in the Summary Compensation Table:

Name                    Executive Office                Options (Number of Shares)
- ----------------------  ------------------------------  --------------------------
Kenneth A. Davis        President/CEO/COO                          125,000
Manfred Brecker         Chairman of the Board                       75,000
Joseph Keller           Senior VP - Administration                  15,000
Marcie B. Davis         Executive Vice President                    50,000
Gerald Katz             Senior VP - Merchandising                   30,000

Except for the options granted to Mr. Katz, the vesting of which is governed by his Employment Agreement, as described under "Agreements with Executive Officers" elsewhere in this Proxy Statement, none of the options granted by the Compensation Committee to the above-named executives vests or is exercisable until the completion of the third year of the term of such options and thereafter such options vest and become exercisable (on a cumulative basis) with respect to specified percentages of such options during subsequent years of their term. The exercise prices of the incentive stock options granted to Kenneth A. Davis, Manfred Brecker and Marcie B. Davis equalled 110% of the fair market value of the Common Shares on the date of grant of such options.

- ---------------------
(2) The increase in the compensation of Ms. Davis was retroactive to July 1995 when the matter was first considered by the Board.

CHIEF EXECUTIVE OFFICER COMPENSATION

During the 1994 and 1995 fiscal years, the annual compensation paid to Kenneth
A. Davis, President and Chief Executive officer, was reduced substantially. As noted above in this Report and described in detail elsewhere in this Proxy Statement, the Board determined in July 1995 to increase Mr. Davis' compensation pursuant to the terms of an employment agreement which is effective through the Corporation's 1999 fiscal year. See "Compensation for Last Fiscal Year" in this Report and "Agreements with Executive Officers" elsewhere in this Proxy Statement for a further description of such agreement and the compensation arrangements with Mr. Davis.

The Board based its determination in regard to Mr. Davis' compensation on its evaluation of Mr. Davis' invaluable contribution to the Corporation in identifying, negotiating and effecting The Rx Place Acquisition as well as supervising the Corporation's operations which had expanded considerably by reason of that acquisition. In conducting its review of the compensation levels of the Corporation's executives, including the Chief Executive Officer, the Board concluded that, even after implementation of the salary increases described herein, the annual cash compensation payable to Mr. Davis, he is in the lower range of compensation paid to chief executive officers of comparable retail companies. As indicated under "Agreements with Executive Officers", Mr. Davis' new employment agreement provides for significant additional performance-based compensation which is conditioned upon the Corporation's future profitability, including an increase in base salary effective the year in which the Corporation achieves profitability and annual bonuses thereafter based upon a formula that is conditioned upon the level of the Corporation's pre-tax earnings per Common Share.

The determination by the Compensation Committee to grant Mr. Davis additional incentive stock options to purchase 125,000 Common Shares of the Corporation reflected its views concerning the central contribution and effort which Mr. Davis has made and is continuing to make to the furtherance of the Corporation's business objectives. That contribution during the past year has included the vital role played by Mr. Davis in integrating the operations of the Rx Place stores into the Corporation's overall operations as well as seeking to effect operational cost-saving efficiencies while increasing the Corporation's gross profit margins. Since the potential benefits which Mr. Davis may derive from these additional options will result from improvements in the Corporation's performance in future fiscal periods and the reflection of such improvements in the increased market value of its outstanding Common Shares, the granting of such options is consistent with the approach of the Board in prior fiscal years, and the Compensation Committee's current approach, to relate a significant portion of executive compensation to future performance of the Corporation in a manner which aligns the interests of its executives with the interests of the shareholders of the Corporation.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                Michael A. Feder
                                   Melvin Katz
                                Raymond L. Steele

                             EXECUTIVE COMPENSATION

All references to the Shares included in restricted stock awards and to stock options granted to executive officers of the Corporation in the Tables and Graph set forth under this caption reflect the one for 4.35 reverse stock split effected by the Corporation in April 1993.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning the compensation paid, as well as stock options and restricted stock awards earned by the Corporation's Chief Executive Officer and the Corporation's four most highly compensated executive officers other than the Chief Executive Officer for services rendered in all capacities to the Corporation and its subsidiaries during the fiscal year ended February 3, 1996 (the "named executive officers"):

Name and Principal                                                                 All Other
Position                                                        Restricted Stock   Compensation ($)
                       Year (1)      Salary ($)      Bonus      Awards($)(2)       (3)
- --------------------------------------------------------------------------------------------------
Kenneth A. Davis        1996          225,000            0                 48,772            1,171
President               1995          135,000            0                  5,468            1,115
CEO, COO                1994          175,000            0                 63,206            1,731

Manfred Brecker         1996          153,845       25,000                      0            1,254
Chairman of             1995          125,000            0                      0              985
the Board               1994          175,000            0                      0            1,344

Marcie B.               1996           92,500       15,000                 19,791              743
Davis                   1995           59,200            0                  2,219              656
Executive VP            1994           59,200            0                 25,469            1,344
Secretary/Treasurer

Joseph Keller           1996          108,270        7,500                 24,739              875
Sr. VP                  1995          100,000            0                  2,774              842
Administration &        1994           97,939            0                 32,061            1,067
Operations

Gerald Katz             1996           12,500            0                      0                0
Sr VP Merchandise       1995                0            0                      0                0
& GMM                   1994                0            0                      0                0

- ------------------------

Certain fiscal 1995 and fiscal 1994 amounts have been reclassified to be consistent with the presentation used in fiscal 1996.

*Gerald Katz began employment with the Corporation in January 1996. His current annual salary is $130,000. In addition, in connection with his employment by the Corporation, in March 1996, Mr. Katz acquired restricted common shares at a de minimum purchase price and was granted incentive stock options to purchase additional Common Shares.

         (1) Refers to fiscal years ended February 3, 1996, January 28, 1995 and January 29, 1994, respectively.

         (2) The amounts set forth under this column represent the excess of the fair market value of the restricted shares vested during the fiscal year over the purchase price of such restricted shares. The restricted shares were sold to the named executive officers in December 1991 in connection with the Corporation's emergence from its Chapter 11 proceeding. A portion of the shares purchased by each such officer vested over the subsequent four year period.

         (3) Includes contributions made by the Corporation to its 401(k) plan on behalf of the named executive officers.

In July 1995, the Board approved an employee incentive bonus program (the "Bonus Program") pursuant to which employees of the Corporation would be eligible to receive annual bonuses from a bonus pool equal to between 5% and 10% of the Corporation's pre-tax net income for such fiscal year. Such pool would be used to pay bonuses on an annual basis to such employees of the Corporation (other than the Chief Executive Officer) as shall be determined by the Compensation Committee based upon recommendations of the Chief Executive Officer. No bonuses will be payable under the Bonus Program for any fiscal year in which the Corporation does not realize a profit.

AGREEMENTS WITH EXECUTIVE OFFICERS

In July 1995, the Corporation entered into Executive Employment Agreements with each of Manfred Brecker, Chairman of the Board, and Kenneth A. Davis, President and Chief Executive Officer of the Corporation. Each such agreement provides for an employment term continuing through the end of the Corporation's 1999 fiscal year (i.e., January 30, 1999). Under his employment agreement, Mr. Brecker will be paid an annual base salary of $175,000, subject to annual cost of living increases, and a special bonus, in consideration of services rendered and to be rendered, in the amount of $100,000, payable in four equal annual installments commencing in 1995. Pursuant to his employment agreement, Mr. Davis will be paid an annual base salary of $225,000 (to be increased to $250,000 as of the commencement of the Corporation's 1997 fiscal year), subject to annual cost of living increases, and an annual bonus, commencing in fiscal 1997, equal to $10,000 for every $.05 of per share pre-tax net income for the appropriate fiscal year. Mr. Davis' base salary will further increase to $300,000 retroactively to the first day of the fiscal year in which the Corporation achieves profitability.

The employment agreements with Messrs. Brecker and Davis also provide that, if such executive's employment with the Corporation is terminated (i) by the Corporation in breach of the agreement or (ii) by the executive for "Good Reason," as defined in the agreement to include, among other events, the occurrence of a change of control of the Corporation, then such executive shall be entitled to continue to be paid his base salary then in effect for a period of three years from the date of termination of employment or, in lieu thereof, a lump sum amount equal to the discounted present value of such three years of base salary.

In January 1996, the Corporation entered into an Executive Employment Agreement with Gerald Katz, Senior Vice-President-Merchandising and General Merchandise Manager of the Corporation. Such agreement provides for an employment term continuing through the end of the Corporation's 1999 fiscal year (i.e. January 30, 1999). Mr. Katz will be paid an annual base salary of $130,000 subject to annual cost of living increases, and a special bonus of up to $10,000 during the first six months of the current fiscal year provided he remains employed by the Corporation through such period. Pursuant to the agreement and a Restricted Stock Purchase Agreement between the Corporation and Mr. Katz on March 6, 1996, Mr. Katz was sold 45,000 Common Shares of the Corporation at a de minimis purchase price, subject to vesting and forfeiture provisions contained in such agreement pursuant to which such shares will vest over a three year period. The Corporation also agreed to grant Mr. Katz incentive stock options to purchase up to 30,000 Common Shares at an exercise price equal to the market price of such Common Shares on the date of the grant. Such options were granted on March 6, 1996, at which time the market price for a Common Share on the NASDAQ SmallCap Market was $3.1875 per share. Such options also vest over a 3 year period commencing on the first anniversary of the date of his employment. The Employment Agreement further provides that, if Mr. Katz' employment with the Corporation is terminated (i) by the Corporation without cause or (ii) by the executive for "Good Reason", as defined in the agreement to include, among other events, the occurrence of a change in control of the Corporation, then he shall be entitled to continue to be paid his base salary then in effect for a period of twelve months from the date of termination of employment or through the remaining employment term, if shorter.

OPTION GRANTS IN FISCAL 1995

No stock options were granted by the Corporation to the named executive officers during its fiscal year ended February 3, 1996. See "Report of the Compensation Committee - Grant of Stock Options" with respect to certain options granted to the named executive officers in March 1996.

             OPTION EXERCISES AND FISCAL YEAR-END (FEBRUARY 3, 1996)
                                  OPTION VALUES

No stock options were exercised by the named executive officers during fiscal 1996. The following table sets forth certain information concerning the outstanding held at February 3, 1996 by such named executive officers.

                                                              Number of                                Value of
                           Shares                             Unexercised Options at                   Unexerciseed
                           Acquired         Value             FYE                                      In-the-Money
Name                       on Exercise      Realized $        # of Shares (1)                          Options at FYE $
- -----------------------------------------------------------------------------------------------------------------------
Kenneth A. Davis                    0                0        208,077                 Exercisable      $514,519
                                                                    0                 Unexercisable           0
Manfred Brecker                     0                0              0                 Exercisable             0
                                                                    0                 Unexercisable           0
Joseph Keller                       0                0         38,874                 Exercisable        74,432
                                                                    0                 Unexercisable           0
Marcie B. Davis                     0                0         59,678                 Exercisable       145,139
                                                                    0                 Unexercisable           0
Gerald Katz                         0                0              0                 Exercisable             0
                                                                    0                 Unexercisable           0

         (1) The exercisable options were granted pursuant to the 1991 Incentive Stock Option Plan and the 1991 Non-Qualified Stock Option Plan at exercise prices of $1.914 and $.544, respectively. The options have been valued at the average of the high and low bid price on February 3, 1996 (i.e., $3.375 per share).

                                PERFORMANCE GRAPH

The following graph shows changes from January 1991 to January 1996 in the value of $100 invested in (1) Common Shares of the Corporation, (2) the Standard & Poor's Retail-Composite Index and (3) the Standard & Poor's 500 Index.

                          TOTAL RETURN TO SHAREHOLDERS
                          JANUARY 1991 TO JANUARY 1996


























                            INDEXED RETURNS [1/1/91]

Company              Return Jan         Return Jan          Return Jan         Return Jan         Return Jan
Name                 1992               1993                1994               1995               1996

Pharmhouse           200.00             139.74              1178.43            110.48             1031.12
Corp.

Retail Stores        139.73             166.79               160.75            148.85              160.50
Composite

S&P 500              122.69             135.67               153.14            153.96              213.48
Composite

COMPENSATION OF DIRECTORS

Each member of the Board who is not an officer or employee of the Corporation or any of its subsidiaries (an "Independent Director") is entitled to receive a fee of $500 for each Board meeting attended and $250 for each Committee meeting attended, in addition to each such Director's annual grant of Common Shares pursuant to the Corporation's 1992 Incentive Compensation Plan for Non-Employee Directors, as amended, (the "Independent Directors Plan").

Pursuant to the Independent Directors Plan, a total of 50,000 Common Shares were reserved for issuance to Independent Directors. Each Independent Director elected by shareholders to serve as a member of the Board, through the 1998 Annual Meeting of Shareholders, is entitled to an award of 2,500 Common Shares upon his or her election or re-election. Each annual award of Common Shares under the Independent Directors Plan is effected automatically on the business day next succeeding each Annual Meeting of Shareholders (or Special Meetings in lieu thereof) at which an Independent Director is elected. As of the date hereof, an aggregate of 19,395 Common Shares have been issued to Independent Directors under the Independent Directors Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of which Melvin Katz is currently a member performs legal services for the Corporation and received fees for services rendered to the Corporation in fiscal 1996. Such firm also represented the Corporation in connection with its acquisition in April 1995 of The Rx Place and the financing transactions related thereto, in consideration for which such firm and its partners received legal and other fees from the Corporation aggregating approximately $328,000 during that fiscal period.

PROPOSAL NO. 2:  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

It is proposed that the shareholders ratify the selection of Price Waterhouse LLP as the independent accountants of the Corporation for the fiscal year ended February 1, 1997.

Price Waterhouse LLP has examined the financial statements of the Corporation and its subsidiaries since the Corporation's 1989 fiscal year. A representative of Price Waterhouse LLP will have the opportunity to address the shareholders if he so desires and is expected to be present at the Meeting. The representative will be available to answer appropriate questions from shareholders.

The Board recommends a vote FOR ratification of the appointment of the firm of Price Waterhouse LLP to serve as the Corporation's independent accountants for the fiscal year ending February 1, 1997.

                                  OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should properly come before the Meeting, it is intended that the holders of Proxies will vote thereon in their discretion.

                              SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of the Corporation (expected to be held in June 1997) must be received by the Corporation for inclusion in the Corporation's Proxy Statement on or prior to March 1, 1997.


                              COST OF SOLICITATION

The Corporation will pay the expenses for soliciting Proxies for the Meeting. Solicitations of Proxies may be made by personal calls upon, or telephone or telegraphic communications with, shareholders or their representatives by directors, officers and employees of the Corporation, none of whom will be compensated specially for these services.


                                      By Order of the Board of Directors

                                                 Marcie B. Davis,
                                                      Secretary

/X/ PLEASE MARK VOTES              REVOCABLE PROXY
    AS IN THIS EXAMPLE             PHARMHOUSE CORP.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  OF THE CORPORATION FOR THE ANNUAL MEETING OF
                         SHAREHOLDERS ON JULY 16, 1996

  The undersigned hereby constitutes and appoints Joseph Keller and Kenneth A. Davis, each of them with full power to act without the other, his true and lawful agents and proxies with full power of substitution and resubstitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PHARMHOUSE CORP. to be held at 1177 Avenue of the Americas, 2nd Floor, New York, N.Y., at 10:00 A.M. on July 16, 1996 and any adjournments thereof, on all matters before said meeting.


                                                          WITH-        FOR ALL
                                                 FOR       HOLD         EXCEPT

1. ELECTION OF DIRECTORS (except as              / /         / /         / /
   marked to the contrary):

NOMINEES:MANFRED BRECKER, KENNETH A. DAVIS, MELVIN KATZ, JOSEPH KELLER, RAYMOND
L. STEELE, MARCIE B. DAVIS, MICHAEL A. FEDER AND PETER GERARD.

INSTRUCTION: To withhold your vote for any nominee(s), mark "For All Except" and write that nominee's name on the line below

- --------------------------------------------------------------------------------


                                                 FOR       AGAINST     ABSTAIN

2. Ratification of appointment of Price          / /         / /         / /
   Waterhouse LLP as independent
   accountants of the Corporation
   (Mark Only One)

3. In their discretion, upon other matters as   / /         / /         / /
   may properly come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                                                  ------------------------------
Please be sure to sign and date                   Date
  this Proxy in the box below
- --------------------------------------------------------------------------------




- ----- Stockholder sign above --------------- Co-holder (if any) sign above -----



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

    DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                                PHARMHOUSE CORP.

- --------------------------------------------------------------------------------
This proxy must be signed as name appears hereon. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
- --------------------------------------------------------------------------------